Exhibit 99

Granite City Food & Brewery Ltd. Reports 15.9% Increase in Fourth Quarter Revenues

Company Opens Six New Restaurants in Last 120 Days

MINNEAPOLIS February 26, 2008 — Granite City Food & Brewery Ltd. (Nasdaq: GCFB) a Modern American upscale casual restaurant chain, today reported results for the fourth quarter and full year ended December 25, 2007.

Highlights for the fourth quarter 2007 compared to the same quarter last year were as follows:

•      Total revenues increased 15.9% to $19.7 million

•      Comparable restaurant sales decreased 2.6%

•      Opened new restaurants in Rogers, Arkansas; East Peoria, Illinois; and Orland Park, Illinois

Fourth Quarter 2007 Financial Results

Total revenue for the fourth quarter 2007 rose by 15.9% to $19.7 million compared to $17.0 million for the fourth quarter of 2006. Comparable restaurant sales decreased 2.6% during the fourth quarter of 2007 compared to an 8.3% increase in comparable restaurant sales for the fourth quarter of 2006.

For all the restaurants, the restaurant-level EBITDA margin was 11.9% for the fourth quarter of 2007.  The restaurant-level EBITDA margin for the comparable restaurants was 14.6% for the fourth quarter of 2007.  The overall restaurant-level EBITDA margin was negatively impacted by newer restaurants, primarily those that opened during the last quarter of 2007.  New restaurants typically take six to twelve months to improve their operating efficiencies as staff members become more experienced in our disciplined production and staffing methods, thereby generating less waste and more productivity.   We believe that as our newer restaurants mature and gain efficiencies, our overall blended margins will increase.  The Company also opened three additional restaurants in early 2008 which created additional oversight challenges during the fourth quarter 2007.

General and administrative expenses were $3.0 million or 15.0% of sales for the fourth quarter of 2007 compared to $2.1 million or 12.4% of sales for the fourth quarter of 2006.   Included in the fourth quarter 2007 figure were approximately $400,000 related to severance and employment expense and $135,000 of write-offs related to lease and financing initiatives.  Based on current operations and expected sales growth, the Company expects general and administration costs to be less then 10% of sales for full year 2008.

The net loss for the fourth quarter of 2007 was $4.5 million or $(0.28) per share.

Full Year 2007 Financial Results

Revenue increased 30.2% to $75.9 million for the fifty-two weeks ended December 25, 2007 compared to $58.3 million for the full year 2006, aided by the four new restaurants added in 2007 and the 1.0% increase in full year 2007 comparable restaurant sales.

For all the restaurants, the restaurant-level EBITDA margin was 13.5% for the fifty-two weeks ended December 25, 2007.  The restaurant-level EBITDA margin for the comparable restaurants was 15.8% for this same period.  Similar to fourth quarter margins, the overall restaurant-level EBITDA margin was negatively impacted by newer restaurants open for less than one year.

General and administrative expenses were $8.6 million or 11.4% of sales for the fifty-two weeks ended December 25, 2007 compared to $6.8 million or 11.7% of sales for the full year 2006.

The net loss for the fifty-two weeks ended December 25, 2007 was $9.6 million or $(0.62) per share compared to a net loss of $5.5 million or $(0.42) per share for the full year 2006.

“The fourth quarter was not an easy time period for the casual dining sector,” commented Steve Wagenheim, Granite City’s CEO and President.  “While external forces are creating a difficult environment for the brands in this sector, many of our challenges are related to the operating initiatives we have previously outlined to our investors.  To date, even though our numbers do not yet reflect the many steps we have taken to improve our management, food costs and general oversight, we are encouraged about the progress made in a short period of time.  For example, we have rounded out our executive team with the hiring of Darius Gilanfar, SVP of Operations, and Jim Gilbertson, Chief Financial Officer; our DO’s (district operators) are now managing 4-5 stores compared to a high of seven stores; we have developed a working tool box that provides a formal reporting mechanism for the DO’s and store managers; we have set up a national recruiting network to ensure a consistent flow of top candidates; 85% of our management team has now been fully assessed using a ranking and testing system to ensure strong store level management; and we have introduced a Steward program in our stores to oversee and manage food costs.  We have many other initiatives underway and look forward to discussing the progress made on these initiatives and others in our upcoming conference call,” continued Wagenheim.

“As we approach an annual run-rate of $100 million in sales we have taken the time to ensure that we move from a great restaurant concept to a great restaurant company.  With this in mind our management team has been very proactive in making sure that action plans are in place and being executed to ensure that our four core rivets, product, people, development and funding, are intact and operating in the best possible manner.  As we move through this stage of growth, our challenges lie in the need to resolve people and growth-related issues and not core conceptual issues such as product, price or value proposition — areas in which we have great confidence.  With an average of almost 1,000 guest visits per store per day, we feel very good about the future of Granite City,” continued Wagenheim.

New Restaurant Openings

The Company opened four new restaurants in 2007 including: Rockford, Illinois on July 3, 2007; Rogers, Arkansas on October 16, 2007; East Peoria, Illinois on October 30, 2007, and Orland Park, Illinois on December 18, 2007.  To date, in 2008 the Company has opened the following new restaurants: Creve Coeur, Missouri on January 15, 2008; Fort Wayne, Indiana on January 29, 2008; and Toledo, Ohio on February 12, 2008.

Investor Conference Call and Webcast

A conference call to review the results of the fourth quarter and full year 2007 will be held on Wednesday, February 27, 2008 at 10:00 a.m. Central Time and may be accessed by dialing (800) 896-8445 and referencing code #2412904.  An archive of the presentation will be available for 30 days following the call.

About Granite City

Granite City Food & Brewery Ltd. is a Modern American upscale casual restaurant chain that operates 25 restaurants in twelve (12) states.  The menu features affordable yet high quality family favorite menu items prepared from made-from-scratch recipes and served in generous portions.  The sophisticated yet unpretentious restaurants, proprietary food and beverage products, attractive price points and high service standards combine for a great dining experience.  Granite City opened its first restaurant in St. Cloud, Minnesota in 1999.

Forward-Looking Statements, Non-GAAP Financial Measurements, and Comparable Restaurant Data

Certain statements made in this press release of a non-historical nature constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Such factors include, but are not limited to, changes in economic conditions, changes in consumer preferences or discretionary consumer spending, a significant change in the performance of any existing restaurants, the ability to obtain financing for, and complete construction of, additional restaurants at acceptable costs, and the risks and uncertainties described in our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 4, 2007.

Additionally, this press release contains certain non-GAAP financial measures, including references to restaurant-level EBITDA. As compared to the nearest GAAP measurement for our company, restaurant-level EBITDA represents net loss with the add-back of net interest expense, income tax expense, depreciation and amortization, general and administrative expenses, and pre-opening costs. Alternatively, restaurant-level EBITDA can be calculated as restaurant revenue less all restaurant-level cost of sales, excluding depreciation and amortization. We use restaurant-level EBITDA and restaurant-level EBITDA as a percentage of revenue as internal measurements of restaurant-level operating performance. Restaurant-level EBITDA as we define it may not be comparable to similar measurements used by other companies and is not a measure of performance or liquidity presented in accordance with GAAP.  The Company believes that restaurant-level EBITDA is an important component of its financial results because it is a widely used measurement within the restaurant industry to evaluate restaurant-level productivity, efficiency, and performance.  The Company uses restaurant-level EBITDA as a means of evaluating its restaurants’ financial performance compared with its competitors. This non-GAAP measurement should not be used as a substitute for net loss, net cash provided by or used in operations or other financial data prepared in accordance with GAAP. A reconciliation of restaurant-level EBITDA to net loss, as well as company-wide EBITDA, for the fourth quarter and full year 2007 is provided herein.

Finally, in order to provide supplemental results of operations information, we have included certain adjusted financial measures. In particular, we have presented various financial metrics for comparable restaurants, which are those restaurants that have been open for 18 months or more, and our new restaurants which are those restaurants that have been open for 18 months or less.  The contributions of these groups of restaurants to company-wide performance are set forth herein.

Contacts:	Steven J. Wagenheim	James G. Gilbertson
	President and Chief Executive Officer	Chief Financial Officer
	(952) 215-0678	(952) 215-0676

Granite City Food & Brewery Ltd.

 Condensed Consolidated Financial Statements

	Thirteen Weeks Ended		Fifty-two Weeks Ended
	December 25,	December 26,	December 25,	December 26,
	2007	2006	2007	2006

Restaurant revenues	$19,692,076	$16,990,837	$75,912,262	$58,328,339

Cost of sales:
Food, beverage and retail	6,007,800	5,024,621	22,897,400	17,320,269
Labor	7,231,479	6,170,040	27,428,873	20,832,308
Direct restaurant operating	2,852,191	2,016,601	10,632,050	7,120,312
Occupancy	1,253,486	1,106,975	4,738,493	3,435,291
Total cost of sales	17,344,956	14,318,237	65,696,816	48,708,180

Pre-opening	1,463,386	441,699	2,708,247	2,382,266
General and administrative	2,954,105	2,099,539	8,643,354	6,821,835
Depreciation and amortization	1,309,176	1,023,493	4,711,789	3,468,426

Operating loss	(3,379,547)	(892,131)	(5,847,944)	(3,052,368)

Interest:
Income	29,173	26,425	218,789	99,392
Expense	(1,106,863)	(896,442)	(3,920,778)	(2,566,009)
Net interest expense	(1,077,690)	(870,017)	(3,701,989)	(2,466,617)

Loss before income tax	(4,457,237)	(1,762,148)	(9,549,933)	(5,518,985)
Income tax provision	2,383	(12,235)	(7,722)	(12,235)
Net loss	$(4,454,854)	$(1,774,383)	$(9,557,655)	$(5,531,220)

Loss per common share, basic and diluted	$(0.28)	$(0.13)	$(0.62)	$(0.42)

Weighted average shares outstanding, basic and diluted	16,112,752	13,303,417	15,525,326	13,249,660

Selected Balance Sheet Information

	December 25,	December 26,
	2007	2006
Cash	$7,076,835	$7,671,750
Current assets including cash	$8,423,710	$8,576,699
Total assets	$82,410,790	$63,858,510
Current liabilities	$12,092,007	$9,683,419
Total liabilities	$64,733,429	$50,793,567
Shareholders’ equity	$17,677,361	$13,064,943

Non-GAAP Reconciliations Q4, 2007 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$12,832,275	100%	$6,859,801	100%	$19,692,076	100%

Cost of sales:
Food, beverage and retail	3,839,864	29.9%	2,167,936	31.6%	6,007,800	30.5%
Labor	4,425,613	34.5%	2,805,866	40.9%	7,231,479	36.7%
Direct restaurant operating Expenses	1,911,198	14.9%	940,993	13.7%	2,852,191	14.5%
Occupancy	775,975	6.0%	477,511	7.0%	1,253,486	6.4%
Total cost of sales	10,952,650	85.4%	6,392,306	93.2%	17,344,956	88.1%

Restaurant-level EBITDA*	$1,879,625	14.6%	$467,495	6.8%	$2,347,120	11.9%

Pre-opening					1,463,386	7.4%
General and administrative					2,954,105	15.0%

Company-wide EBITDA					(2,070,371)

Depreciation and amortization					1,309,176

Operating loss					(3,379,547)

Interest:
Income					(29,173)
Expense					1,106,863
Net other expense					1,077,690

Loss before income taxes					(4,457,237)
Income tax provision					2,383
Net loss as reported under GAAP					$(4,454,854)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding

Non-GAAP Reconciliations Full Year 2007 Results

	Comparable Restaurants	% of Sales	New Restaurants	% of Sales	Total for All Restaurants As Reported	% of Sales

Restaurant revenues	$44,346,239	100%	$31,566,023	100%	$75,912,262	100%

Cost of sales:
Food, beverage and retail	13,168,660	29.7%	9,728,740	30.8%	22,897,400	30.2%
Labor	15,253,476	34.4%	12,175,397	38.6%	27,428,873	36.1%
Direct restaurant operating Expenses	6,388,926	14.4%	4,243,124	13.4%	10,632,050	14.0%
Occupancy	2,511,270	5.7%	2,227,223	7.1%	4,738,493	6.2%
Total cost of sales	37,322,332	84.2%	28,374,484	89.9%	65,696,816	86.5%

Restaurant-level EBITDA*	$7,023,907	15.8%	$3,191,539	10.1%	$10,215,446	13.5%

Pre-opening					2,708,247	3.6%
General and administrative					8,643,354	11.4%

Company-wide EBITDA					(1,136,155)

Depreciation and amortization					4,711,789

Operating loss					(5,847,944)

Interest:
Income					(218,789)
Expense					3,920,778
Net other expense					3,701,989

Loss before income taxes					(9,549,933)
Income tax provision					(7,722)
Net loss as reported under GAAP					$(9,557,655)

*See accompanying disclosure regarding use of non-GAAP financial measures.

Certain percentages may not foot due to rounding